EXHIBIT 23.1

CONSENT OF RICHARDSON & ASSOCIATES

The undersigned law firm hereby consents to the inclusion of its report on the validity of issuance of shares of Imaging3, Inc., and to the reference to it as legal counsel for Imaging3, Inc., in the Registration Statement on Form S-8 for Imaging3, Inc. dated May 23 , 2017.

/s/ Richardson & Associates

Santa Monica, California

May 23, 2017